CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (File Number 333-44064 and 811-10045) ("Registration Statement") of our report dated August 16, 2000, relating to the financial statements for the year ended June 30, 2000 and financial highlights for the years ended June 30, 2000, 1999, 1998, and 1997 of Calvert Large Cap Growth Fund, formerly Bridgeway Social Responsibility Portfolio, (one series of Calvert Impact Fund, Inc.), which are included in the September 30, 2001 Annual Report to Shareholders of Calvert Impact Fund, Inc. (comprised of the Calvert Large Cap Growth Fund and Calvert South Africa Fund), which is also incorporated by reference into the Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

January 29, 2002